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                                                                       Exhibit 1

                            INDEPENDENT AUDITORS' CONSENT

The Trustees
Eastern Bancorp, Inc. 401(K) Profit
  Sharing Plan and Eastern Bancorp, Inc.
  401(K) & ESOP Plan:

We consent to incorporation by reference in the registration statements Nos. 33-5502, 33-19280, 33-31021, and 33-9116 on Forms S-8 and No. 33-66754 on Form
S-3 of Eastern Bancorp, Inc. of our reports dated March 14, 1996, relating to the statements of net assets available for benefits of Eastern Bancorp, Inc. 401(K) Profit Sharing Plan and Eastern Bancorp, Inc. 401(K) & ESOP Plan (formerly Eastern Bancorp, Inc. 401(K) Stock Bonus Plan) as of September 30, 1995 and 1994, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended September 30, 1995, which reports appear in the September 30, 1995, annual report on Form 11-K of Eastern Bancorp, Inc. 401(K) Plan.

The audits referred to in our reports dated March 14, 1996, included the related supplemental schedules. These supplemental schedules are the responsibility of the Plans' management. Our responsibility is to express an opinion on these supplemental schedules based our audits. In our opinion, except for the omission of historical cost data from the supplemental schedules of assets held for investment purposes, such supplemental schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                            KPMG PEAT MARWICK LLP

Boston, Massachusetts
March 14, 1996